UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2009

UNION BANKSHARES CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	0-20293	54-1598552
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

211 North Main Street

P.O. Box 446

Bowling Green, Virginia 22427

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:(804) 633-5031

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item	1.01 Entry into a Material Definitive Agreement

On December 23, 2009, Union Bankshares Corporation (the “Company”) entered into a Warrant Repurchase Letter Agreement (the “Repurchase Agreement”) with the United States Department of Treasury (the “Treasury”) to repurchase a warrant to purchase 211,318 shares of the Company’s common stock that was issued to the Treasury on December 19, 2008 (the “Warrant”) in connection with the Company’s sale to the Treasury of 59,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share, for an aggregate purchase price of $59,000,000 as part of the Treasury’s Capital Purchase Program. Pursuant to the terms of the Repurchase Agreement, the Company repurchased the Warrant for a purchase price of $450,000. The Company previously repurchased all of the Series A Preferred Shares on November 18, 2009, which included all accrued and unpaid dividends. As a result of the Warrant repurchase, the Company has no securities issued or outstanding to the Treasury and is no longer participating in the Treasury’s Capital Purchase Program. The Warrant repurchase will have no material effect on the financial results of the Company.

A copy of the Warrant Repurchase Letter Agreement is attached as Exhibit 10.1 hereto and is hereby incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

10.1	Warrant Repurchase Letter Agreement, dated December 23, 2009, between Union Bankshares Corporation and the United States Department of the Treasury.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNION BANKSHARES CORPORATION

Date: December 23, 2009	By:	/s/ D. Anthony Peay
D. Anthony Peay Executive Vice President and Chief Financial Officer